EXHIBIT 99.1

Trimble Revises Fourth Quarter 2008 Guidance

SUNNYVALE, Calif., Jan. 14, 2009 – Trimble (NASDAQ: TRMB) today announced that it expects fourth quarter 2008 revenue in the range of $268 to $269 million and earnings per share of $0.22 to $0.24. Trimble will discuss its fourth quarter and fiscal year 2008 financials in detail in its regularly scheduled conference call on February 3, 2009.

“During our last conference call we discussed the abrupt decline in demand that began in mid-September in our Engineering and Construction segment as a result of uncertainty in the financial markets. This uncertainty continued through the fourth quarter, making cash conservation the priority within our end-customer group and distribution channel. As a result, customers have dramatically reduced discretionary capital spending in the U.S. and Europe and dealers have tightened inventories,” said Steven W. Berglund, Trimble’s president and chief executive officer. “While we anticipated a difficult fourth quarter, the scale of the revenue shortfall exceeded our expectations. In response, we took additional cost-reduction measures this month to realign cost and revenue and restore our financial model. These actions, in combination with those taken in 2008, have resulted in a cumulative company-wide reduction in headcount of approximately 10 percent. The effect of these reductions will not be fully reflected until the second quarter of 2009. The decline in quarterly earnings per share, when compared to the prior year, principally reflects the loss of incremental gross margin from the revenue shortfall and some non-recurring costs, partially offset by a significant, structural tax savings.

“The drop in demand has been concentrated in the Engineering and Construction segment. Our revenue from agricultural products continued to grow at double digit levels in the fourth quarter. The Mobile Solutions segment’s order pipeline continues to be resilient. We also believe the launch of new products, new ventures and new lines of business will positively contribute to 2009 results and set the stage for additional growth as the economy stabilizes.

“The outlook for the Engineering and Construction segment in 2009 is unclear. Although we do not believe the fourth quarter represents baseline performance because of the inventory effects, the impact of foreign exchange rates, and the relative collapse of confidence, it is not possible to reliably forecast this business at this time. Our current planning assumption for the Engineering and Construction segment is that the first quarter will reflect conditions similar to those in the fourth quarter. Later in the year, once our Engineering and Construction customer base has regained sufficient clarity about the environment to make rational investment decisions, we believe we can take our message of cost reduction and productivity improvement into recessionary conditions with some success, albeit at lower levels than we had expected a few months ago.

“We are taking steps to restore our long term financial model during this period of unprecedented uncertainty and challenge. This will allow us to pursue our other objective – that of the continued strategic development of our markets and improvement in our competitive position. During the recession of 2001 – 2002 we created a business platform that allowed us to generate strong revenue and income growth for the following six years. We expect to utilize this time of challenge to do the same,” concluded Berglund.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market conditions, engineering and construction market spending, the order pipeline for Mobile Solutions, the revenue and earnings per share that Trimble expects to report in the fourth quarter, changes in tax-rate and the impact of cost-reduction efforts on financial results in fiscal 2009. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. If the current global credit crisis and recessionary conditions in the U.S. and Europe show no signs of recovery it may negatively impact our customers’ purchasing decisions worldwide including in emerging markets. In addition, the Company’s results may be adversely affected if the Company is unable to market, manufacture and ship new products. Any weakening of our accounts receivable or write-off of goodwill could also impair our financial results. Any failure to achieve predicted results could negatively impact the Company’s revenues, cash flow from operations and other financial results. Whether the Company achieves growth will also depend on a number of other factors, including the risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company’s position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company’s expectations or any change of events, conditions, or circumstances on which any such statement is based.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on February 3, 2009 at 1:30 p.m. PT to review its fourth quarter and fiscal year 2008 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (706) 634-6089 (international). A replay of the call will be available for seven days at (800) 642-1687 (U.S.) or (706) 645-9291 (international) and the pass code is 80512820. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978 Trimble is headquartered in Sunnyvale, Calif.

For more information, visit: www.trimble.com.